UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-A/A
 (Amendment No. 1)
FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
Pursuant to Section 12(b) or (g) of the
Securities Exchange Act of 1934
HP Inc.

(Exact Name of Registrant as Specified in its Charter)

Delaware	94-1081436
(State of Incorporation or Organization)	(IRS Employer Identification Number)

1501 PAGE MILL ROAD PALO ALTO, CA	94304
(Address of Principal Executive Offices)	(Zip Code)

Securities to be registered pursuant to Section 12(b) of the Act:

Title of Each Class to be so Registered	Name of Each Exchange on Which Each Class is to be Registered
Preferred Share Purchase Rights	New York Stock Exchange

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c) or (e), check the following box: ☒

If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d) or (e), check the following box: ☐

If this form relates to the registration of a class of securities concurrently with a Regulation A offering, check the following box. ☐

Securities Act registration statement or Regulation A  offering statement file number to which this form relates: N/A

Securities to be registered pursuant to Section 12(g) of the Act:

None
(Title of Each Class)

Explanatory Note
This Form 8-A/A is filed by HP Inc. (the “Company”), to supplement and amend the information set forth on the Form 8-A filed by the Company on February 20, 2020.

Item 1.          Description of Registrant’s Securities To Be Registered.

On June 25, 2020, the Company and Equiniti Trust Company, as rights agent (the “Rights Agent”), entered into an amendment (the “Amendment”) to that certain Rights Agreement, dated as of February 20, 2020, between the Company and the Rights Agent (the “Rights Agreement”) as filed as Exhibit 4.1 to the Company’s Form 8-K dated February 20, 2020.

The Amendment accelerates the expiration of the Company’s preferred share purchase rights (the “Rights”) under the Rights Agreement to 5:00 P.M., New York time, on June 25, 2020, and the Rights Agreement terminated at such time. At the time of the termination of the Rights Agreement, all Rights distributed to holders of the Company’s common stock pursuant to the Rights Agreement expired.

The foregoing description does not purport to be complete and is qualified in its entirety by reference to the full text of the Amendment, which is filed as Exhibit 4.2 to this Form 8-A/A and incorporated herein by reference.

Item 2.          Exhibits.

Exhibit No.	Description

3.1	Certificate of Designations of Series A Junior Participating Preferred Stock of HP Inc. (incorporated by reference to Exhibit 3.1 to HP Inc.’s Form 8-K filed on February 20, 2020).
4.1
Rights Agreement, dated as of February 20, 2020, by and between HP Inc. and Equiniti Trust Company, as rights agent, which includes the form of Right Certificate as Exhibit B and the Summary of Rights to Purchase Preferred Shares as Exhibit C (incorporated by reference to Exhibit 4.1 to HP Inc.’s Form 8-K filed on February 20, 2020).

4.2
First Amendment to Rights Agreement, dated as of June 25, 2020, between HP Inc. and Equiniti Trust Company, as rights agent (incorporated by reference to Exhibit 4.1 to the Company’s Form 8-K filed on June 26, 2020).

SIGNATURE

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

Dated: June 26, 2020

HP INC.

By:	/s/ Ruairidh Ross
Name: Ruairidh Ross
Title: Global Head of Strategic Legal Matters and Assistant Secretary